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For Immediate Release	Media Contact:	Investor Contact:
May 24, 2010	Lori Gorski	Emily Merchant
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Lori.gorski@genzyme.com

Genzyme Announces Final Terms of FDA Consent Decree

CAMBRIDGE, Mass. — Genzyme Corporation (NASDAQ: GENZ) announced today that the terms for the consent decree regarding the Allston manufacturing plant have been finalized. These terms are in line with the company’s expectations announced last month.  The consent decree is subject to approval by the United States District Court for the District of Massachusetts.

Genzyme will pay an up-front disgorgement of past profits of $175 million. The company will continue to ship Cerezyme® (imiglucerase for injection) and Fabrazyme® (agalsidase beta), which are manufactured, filled and finished in Allston, as well as Thyrogen® (thyrotropin alfa for injection), which is filled and finished at the plant. In the United States, distribution of Thyrogen will be based on medical necessity until product filled and finished at another facility is available. The FDA has developed a Dear Healthcare Provider letter describing the patients for whom the FDA considers Thyrogen to be medically necessary.  This letter will be included in shipments of Thyrogen that are filled and finished in Allston.

In addition, the consent decree requires Genzyme to move fill/finish operations out of the Allston plant for Cerezyme, Fabrazyme and Thyrogen sold within the United States by November 28, 2010, and by August 31, 2011 for products sold outside of the United States. Genzyme will work closely with regulatory authorities globally with a goal of meeting these deadlines. Should Genzyme not be able to meet these deadlines, the FDA can require the company to disgorge 18.5 percent of revenue for these products.

Last November, Genzyme announced plans to transfer all fill/finish activities from Allston to other locations. Genzyme began to utilize excess capacity at its facility in Waterford, Ireland where it currently fills 80 percent of Cerezyme supply. Last week, Genzyme received regulatory approval to fill and finish Myozyme® (alglucosidase alfa) produced at the 160 L scale at the facility in Waterford and will no longer be conducting fill/finish operations for Myozyme in Allston. In addition, Genzyme has begun the process of transferring all remaining filling activities from Allston to an existing Genzyme contract manufacturer.

Last year, Genzyme began implementation of a comprehensive remediation plan to improve quality and compliance at the Allston facility.  This plan was submitted to the FDA in October of 2009.  Under the terms of the consent decree, a plan to complete the remediation will be drafted by Genzyme with the assistance of its current third-party consultant, Quantic. This plan will be submitted to the FDA for approval, and will include ongoing oversight from Quantic.

Genzyme expects this remediation plan will require approximately 2 - 3 years to complete, with milestones throughout this period. If remediation actions are not complete by these milestones, the FDA can require Genzyme to pay $15,000 per day, per affected drug, until these compliance milestones are met. Once the remediation plan is fully completed, the FDA will require five years of oversight and annual reports submitted by Quantic.

“We continue to make significant progress both to improve manufacturing and quality systems in Allston and transfer fill/finish activities to other locations, working as expeditiously as possible through the regulatory pathways globally,” said Genzyme’s Chairman and Chief Executive Officer, Henri A. Termeer. “We appreciate the guidance the FDA provided over the past year as we work to restore the agency’s confidence in our ability to operate the Allston plant at the highest standards, and return to reliable product supply for patients.” Genzyme has launched a website, www.genzymetransformation.com, containing information on additional changes being made within the company with the goal of strengthening the organization for the future.

Genzyme is currently shipping Cerezyme at approximately 50 percent of demand and approximately 30 percent of demand for Fabrazyme.  Genzyme plans to provide a more detailed assessment of supply for both Fabrazyme and Cerezyme in June that will factor in Fabrazyme working cell bank performance, and the impact, if any, of the consent decree on product release times.

Genzyme is assessing the impact of several factors on its total financial guidance for 2010, including the company’s decision to pursue strategic alternatives for three of its businesses, ongoing expense reduction measures, the announced $2 billion share buy back, the impact of foreign exchange rates, and the supply of Cerezyme and Fabrazyme. Genzyme continues to expect to exit the fourth quarter of 2010 at a non-GAAP EPS rate of $1.00 per share.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

Important Information

On April 26, 2010, Genzyme filed a definitive proxy statement with the SEC in connection with the company’s 2010 annual meeting of shareholders. Genzyme shareholders are strongly advised to read carefully the company’s definitive proxy statement and other proxy materials before making any voting or investment decision because the definitive proxy statement and other proxy materials contain important information. The company’s definitive proxy statement and any other reports filed by the company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Genzyme at www.genzyme.com. Copies of the company’s definitive proxy statement and other proxy materials are available for free by writing to Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll free at: (888) 750-5835.

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This press release contains forwarding-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation: its expectations for continuing to ship products manufactured or fill/finished at its Allston facility; its expectations for the time required to complete a remediation plan for the Allston facility; its expectations for working with regulatory authorities to meet the deadlines for transferring fill/finish operations from the Allston facility; the potential impact of the terms of the consent decree on product release timelines; and its expected non-GAAP EPS rate for the fourth quarter of 2010.  These risks and uncertainties include, among others: that Genzyme is not able to move Allston fill/finish operations to its Waterford, Ireland plant or to a contract manufacturer in the expected time frame because of delays in regulatory approval or for any other reason; that Genzyme is unable to maintain regulatory approvals for its products and manufacturing facilities, including its Allston manufacturing facility; that production does not continue as planned due to any reason, including equipment failures, viral or bacterial contamination, cell growth at lower than expected levels, fill/finish issues, power outages, human error or regulatory issues; the actual impact of implementation of the consent decree’s remediation plan on product release timelines; that Genzyme is unable to generate cash from its proposed strategic alternatives for three of its businesses or that the cash it does generate is less than expected or that the timing of one or more of the transactions is later than expected; that Genzyme does not repurchase some or all of the $2 billion of shares; that Genzyme is not able to successfully implement expense reduction measures; that the impact of foreign exchange rates is different than currently expected; that the United States District Court of Massachusetts does not approve terms of the consent decree; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of May 24, 2010 and Genzyme undertakes no obligation to update or revise them.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme® and Thyrogen® are registered trademarks of Genzyme Corporation. All rights reserved.